Exhibit 10.1
CHRIS M. BAUER
EMPLOYMENT AGREEMENT
     THIS AGREEMENT entered into as of this 29th day of June, 2011, effective as of June 23 2011 (the “Effective Date”) by and among ANCHORBANK FSB, a federally-chartered depository financial institution having its principal office in Madison, Wisconsin (hereinafter referred to as “AnchorBank” or “Bank”), Anchor BanCorp Wisconsin, Inc., a Wisconsin corporation (the “Company”), and CHRIS M. BAUER (hereinafter referred to as the “Employee”).
W I T N E S E T H:
     WHEREAS, AnchorBank is in the banking business, providing a variety of financial services to its customers, including but not limited to residential, commercial and consumer loans and investments services throughout the State of Wisconsin.
     WHEREAS, the AnchorBank wishes to assure itself of the services of the Employee for a twenty-four (24) month period in the capacity of President and Chief Executive Officer and Employee wishes to serve in the employ of the Bank in such a capacity;
     And
     WHEREAS, the parties agree upon the terms and conditions hereinafter set forth.
     NOW, THEREFORE, in consideration of the premises and the mutual agreements hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:
     1. Position. The Employee shall serve the Bank as its President and Chief Executive Officer and shall serve the Company in the same capacities (the Bank and Company may be referred to collectively herein as the “Employer”). The Employee hereby represents that he is not bound by any confidentiality agreements or restrictive covenants which restrict or may restrict his ability to perform his duties hereunder, and agrees that he will not enter into any such agreements or covenants during the term of his employment hereunder, except such restrictive covenants or confidentiality agreements as are required by the Bank and/or Company. The Employee shall report to the respective Boards of Directors of the Bank and Company. The starting date of the position for purposes of this Agreement shall be its Effective Date of June 23, 2011.
     2. Duties. Employee shall serve the Bank and Company, respectively, as their President and Chief Executive Officer. As such, Employee shall report directly to the Boards of Directors of each of the Employers. Employee shall be nominated as a management candidate for election to said boards upon expiration of his terms on each and shall continue to be so nominated while this Agreement remains in effect; provided that upon termination of such employment he shall tender his resignation from each of said Boards. While employed, Employee shall serve as a member of the Bank’s and Company’s Management Committees and be generally responsible for rendering executive, policy-making and other management services of the type customarily performed by persons serving in similar capacities at other institutions, together with such other duties and responsibilities as may be appropriate to Employee’s position and as may be from time to time determined by the respective Board’s of Directors to be necessary and in accordance with their applicable bylaws.
     3. Location of Performance of Duties. It is anticipated that Employee will perform his job duties at the corporate offices located in Madison, Wisconsin, except to the extent his duties may from time to time require his presence at branch offices or other locations.
     4. Conduct. The Employee shall at all times during his employment:
          4.1 Observe and conform to all federal, state and local laws;
          4.2 Comply with all Bank employment policies applicable to employees, including the Bank’s then-current Employee Handbook (the “Employee Handbook”);
          4.3 Accept and carry out all reasonable directions and orders of the Boards of Directors of the Bank and Company;
          4.4 Otherwise act in a professional manner, setting the example of excellence to the workforce, government officials and agencies, and community.
     5. Reports. The Employee shall prepare or provide for the preparation of any reports requested by the Boards of Directors of the Bank or Company, or as otherwise required consistent with the discharge of his duties, on a timely basis.
     6. Term of Employment and Compensation.
          6.1 Term of Employment. The Bank shall employ Employee for a period of two (2) years, running from the Effective Date through June 22, 2013, except as otherwise provided.
          6.2 Salary. The Employee’s salary shall be $700,000.00 per annum, payable by the Bank at the rate of $58,333.33 monthly, in accordance with the Bank’s normal payroll procedures; provided, however, that such amount may be prorated between the Bank and Company in such proportion as may be determined by their Boards of Directors to appropriately reflect the allocation of Employee’s time between them.
          6.3 EESA/ARRA. The Agreement is intended to comply with rules and regulations pertaining to executive compensation under the Emergency Economic Stabilization Act of 2008 (EESA), as amended by the American Recovery and Reinvestment Act of 2009 (the ARRA) and any amendments thereto and regulations which may have impact on the Agreement, including those regulations which became effective upon issuance by the U.S. Department of Treasury as 31 C.F.R. Part 30 on or about June 15, 2009 (the “Regulations”). Effective during the period in which any obligation of the Company arising from financial assistance provided under the United States Treasury’s Troubled Assets Relief Program (TARP) remains outstanding (but not including any period during which the Federal Government only holds warrants to purchase common stock of the Company), such that the Company is subject to Section 111 of EESA (the “TARP Participation Period”), Employer shall not, and shall not be obligated to, pay or accrue any bonus, retention award or incentive compensation or make any payment for Employee’s departure from the Employer for any reason (except for payments for services performed or benefits accrued) to or for Employee to the extent prohibited by Section 111 of EESA or the Regulations. If in the opinion of tax or regulatory counsel selected by Employer and acceptable to Employee, it is necessary to limit or reduce Employee’s compensation pursuant to this Section 6.3, the Bank shall take all reasonable steps to restructure this Agreement and Employee’s compensation and benefits in a manner intended to compensate the Employee according to the original provisions and intent of this Agreement. This restructuring may, to the extent permissible under EESA and/or the Regulations, include (a) delaying payments during the TARP Participation Period to a time when the Bank is no longer subject to Section 111 of EESA, or (b) implementing payments or programs not originally contemplated by the parties. If in the opinion of such counsel there are payments or amounts not capable of restructuring, such amounts or payments shall be deemed waived by Employee and Employee agrees to accept such waiver; provided, however, that if Employee believes such opinion to be incorrect, (A) the Bank shall pay to the Employee the maximum amount of payments and benefits which such opinion indicates there is a high probability do not result in any such payment and benefits being in violation of EESA and/or the Regulations, and (B) the Bank may request, and Employee shall have the right to demand, that Employer request a ruling from the IRS or other applicable regulatory authority as to whether the disputed payments have such consequences. Any such request for a ruling shall be promptly prepared and filed by the Bank, but in no event later than thirty (30) days from the date of the Employee’s request as referred to above, and shall be subject to Employee’s approval prior to filing, which shall not be unreasonably withheld. The Bank and Employee agree to be bound by any ruling received and to make appropriate payments to each other to reflect the impact of EESA and the Regulations on payments made or to be made as reflected by such rulings, together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.
     In the event the Bank ceases to be subject to ARRA and/or Section 111 of EESA and the Regulations for any reason, any limitations on amounts or payments to Employee imposed by this Section 6.3 shall cease to be effective. The parties to this Agreement recognize that further regulations under AARA and EESA, in addition to the Regulations, may affect the amounts that may be paid under this Agreement and agree that, upon issuance of any such further regulations this Agreement may be modified as is in good faith deemed necessary in light of the provisions of such regulations to achieve the intent and purposes of this Agreement, and that consent to such modifications shall be unreasonably withheld.
     7. Expense Reimbursement. During the term of this Agreement, the Bank shall reimburse the Employee for all reasonable and necessary out-of-pocket expenses incurred, such as mileage for commuting at the IRS approved rate, lodging, meals and other job and travel-related expenses, including assistance with respect to Madison living quarters or other expense items as determined by the Bank with the Bank’s prior written approval, by the Employee in connection with the performance of his duties hereunder, upon the presentation of proper accounts therefore in accordance with Bank policies. Such reimbursement will be due within ten (10) days after the Bank’s receipt of Employee’s request for reimbursement.
     8. Benefits. During the term of this Agreement, the Employee shall be entitled to the employee benefits as provided in the Employee Handbook, dated October 1, 2009 and as updated by Employer from time to time. Employee, if he satisfies the conditions for eligibility, will be eligible to receive such other benefits that are or become available to employees with the similar job titles and job classifications including, but not limited to, stock options, restricted stock grants, and participation in excess benefit plans, as the same may be authorized, approved or adopted by the Board of Directors. In addition, Employee shall be entitled to use of an automobile provided by Employer under the terms of such corporate automobile policy as it may from time to time authorize and maintain in effect.

     9. Termination of Employment. Employee’s employment may be terminated by the Bank or Employee before the end of the term of the Agreement, as follows:
(a)	By Bank. Employee can be terminated by the Bank’s Board of Directors at any time by written notice during the term of this Agreement for “Cause” or for any other reason. For purposes of a termination for Cause, Cause shall mean any termination because of Employee’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease and desist order, or material breach of any provision of this contract. Should Employee be terminated for Cause under this provision, Employee will not be eligible to receive any further compensation or benefits for any period after such termination.

(b)	By Employee Resignation. If Employee voluntarily resigns from the Bank, Employee agrees to give at least thirty (30) days advance written notice to the Bank. Employee agrees to continue to provide services consistent with the terms of this Agreement throughout such thirty (30) day notice period if so requested by the Bank or Company (or for such longer period on which the Employee and Employer may agree) and to work with any person designated by the Boards as a replacement for Employee to (i) wind up those matters with which Employee is involved which are capable of resolution within the notice period, and (ii) assist in the training of a replacement and in the transitioning of those matters not capable of being wound up within the notice period. In consideration of continuing to provide such services, together with providing assistance in winding up and transitioning of matters and contingent upon Employee providing the same for thirty (30) days or for any longer period as agreed upon, the Bank agrees to pay Employee an amount equal his salary for the period for which such services were provided.

(c)	Death, Retirement or Disability. (i) This Agreement shall terminate upon the death or retirement of Employee. As used herein, the term “retirement” shall mean Employee’s retirement in accordance with any retirement arrangement established with Employee’s consent.

If termination occurs as the result of death or retirement, no additional compensation shall be payable under this Agreement, except that Employee shall receive all compensation and other benefits to which he was entitled as the result of service through the Termination Date together with such other benefits available to him under Applicable benefit plans and programs to which he was entitled by reason of employment through the Termination Date.

(ii)	As used in this Agreement, “disability” means: (A) the Employee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (B) the Employee is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Employer. Any question as to the existence of Employee’s disability upon which Employee and Employer cannot agree shall be determined by a qualified independent physician mutually agreeable to Employee and Employer or, if the parties are unable to agree upon a physician within ten (10) days after notice from either to the other suggesting a physician, by a physician designated by the then president of the medical society for the county in which Employee maintains his principal residence. The costs of any such medical examination shall be borne by the Employer. If Employee is unable to continue active employment due to disability, he shall be paid 75% of his Base Salary for the lesser of one year or the remainder of the Employment Term (such amounts to be offset by any monthly payments actually received by Employee during the payment period from (Y) any disability plans provided by the Employer, and/or (Z) any governmental social security or workers compensation program) with his employment terminating at the end of such period.

If termination occurs as the result of disability, no additional compensation shall be payable under this Agreement, except that Employee shall receive all compensation and other benefits to which he was entitled as the result of service through the Termination Date together with such other benefits available to him under applicable benefit plans and programs to which he was entitled by reason of employment through the Termination Date.

(d)	Suspension or Termination Required by the OTS or FDIC.
(A) If Employee is suspended and/or temporarily prohibited from participating in the conduct of the Employer’s affairs by a notice served under Section 8(e)(3), or Section 8(g)(1), of the Federal Deposit Insurance Act [12 U.S.C. § 1818(e)(3) and (g)(l)], the Bank’s obligations under the Agreement shall be suspended as of the date of service of the notice unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank shall (i) pay Employee all of the compensation withheld while their obligations under this Agreement were suspended, and (ii) reinstate such obligations as were suspended.
(B) If Employee is removed and/or permanently prohibited from participating in the conduct of the Employer’s affairs by an order issued under Section 8(e)(4) or Section 8(g)(1) of the Federal Deposit Insurance Act [12 U.S.C. § 1818(e)(4) or (g)(1)], all obligations of the Bank under the Agreement shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.
(C) If the Bank is in default as defined in Section 3(x)(1) of the Federal Deposit Insurance Act [12 U.S.C. 1813 (x)(1)], all obligations under the

Agreement shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the Employee.
(D) All obligations under the Agreement shall be terminated, except to the extent determined that continuation of the contract is necessary for the Employer’s continued operations (i) by the Director of the OTS, or his or her’ designee at the time the FDIC or Resolution Trust Corporation (“RTC”) enters into an agreement to provide assistance to or on behalf of the Employer under the authority contained in Section 13(c) of the Federal Deposit Insurance Act or (ii) by the Director of the OTS, or his or his designee, at the time it approves a supervisory merger to resolve problems related to operation of the Employer or when the Employer are determined by the Director of the OTS to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.
(E) In the event that 12 C.F.R. § 563.39, or any successor regulation, is repealed, this Section 9(d) shall cease to be effective on the effective date of such repeal. In the event that 12 C.F.R. § 563.39, or any successor regulation, is amended or modified, this Agreement shall be revised to reflect the amended or modified provisions if: (1) the amended or modified provision is required to be included in this Agreement; or (2) if not so required, the Employee requests that the Agreement be so revised.
     10. Confidential Information.
          10.1 Non-Disclosure. Employee acknowledges that AnchorBank is engaged in a highly competitive industry which draws customers primarily from the local communities both in and surrounding the locations of its corporate and branch offices throughout the State of Wisconsin. AnchorBank has a proprietary interest in its information, including without limitation, data and plans pertaining to marketing/strategic/business planning, pricing information, training, and personnel information, all of which are highly confidential and/or constitute trade secrets. Employee further acknowledges that AnchorBank obtains and compiles, at significant expense, highly sensitive customer information, including, but not limited to, customer names, addresses, telephone numbers, social security numbers, account numbers, and asset and/or investment information, such as name, nature and amount of assets, date of transactions and other such information and that AnchorBank has developed and implemented comprehensive security measures to protect such information from unauthorized disclosure, which are required under federal, specifically, the Gramm Leach Bliley Statute, and implementing regulations, known as Regulation P — Privacy of Consumer Financial Information.
          10.2 Employee acknowledges that such confidential and proprietary information is contained at AnchorBank’s offices, in AnchorBank’s computer network systems, and other electronic communication devices which Employee may be given access.
          10.3 Employee acknowledges that such confidential and proprietary information is owned and shall continue to be owned by AnchorBank. Except as provided in this Section 10, Employee agrees:

     10.3.1 During the term of his employment and for a period of one (1) year after such employment terminates, not to use such information for any purpose whatsoever or to divulge such information to any person other than AnchorBank or persons to whom AnchorBank has given its consent unless such information has already become common knowledge or unless Employee is compelled to disclose it by governmental process;
     10.3.2 To the extent that such information constitutes information protected by the Uniform Trade Secrets Act, Section 134.90, Wis. Stats., Employee agrees not to use or divulge such information, during the term of his employment and thereafter indefinitely, until such information is no longer protected by the foregoing statute or unless AnchorBank has given its consent;
     10.3.3 To the extent that such information constitutes information protected by the Gramm Leach Bliley Statute, Employee agrees not to use or divulge customer personal information, such as, social security numbers, account numbers, and asset and/or investment information, such as name, nature and amount of assets, date of transactions and other such information, during the term of his/her employment and thereafter indefinitely.
          10.4 Upon termination, all documents and information listed in paragraph 10.1 shall be returned to AnchorBank, unless otherwise authorized by AnchorBank. To the extent the property belongs to any other affiliate of AnchorBank, AnchorBank will forward the information to the affiliate.
          10.5 Employee agrees not to make any copies of any trade secret or confidential information for use outside of AnchorBank’s office except as specifically authorized in writing by AnchorBank.
          10.6 Notice of Disclosure. In the event that the Employee is required, by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process, to disclose any confidential material relating to the AnchorBank, the Employee shall provide the AnchorBank with prompt notice thereof so that the Bank may seek an appropriate protective order and/or waive compliance by the Employee with the provisions hereof; provided, however, that if in the absence of a protective order or the receipt of such a waiver, the Employee is, in the opinion of counsel for the AnchorBank or the Employee, compelled to disclose confidential material not otherwise disclosable hereunder to any legislative, judicial or regulatory body, agency or authority, or else be exposed to liability for contempt, fine or penalty or to other censure, such confidential material may be so disclosed.
          10.7 Availability of Documents to Employee. In the event Employee becomes the subject of any form of regulatory action or complaint relating to his period of employment by the Employer, Employee may request access to such documents and other Bank, Company or subsidiary information as is deemed reasonably necessary by the Employee (or his counsel or representative) to Employee’s defense of such action or complaint. Employer shall determine, in its sole discretion, what documentation or information to make available; provided, however, that (i) no information or materials constituting “unpublished OTS information” under 12 C.F.R. Section 510.5 shall be provided under any circumstances except in compliance with the provisions thereof, and (ii) Employee and his counsel or representative must first agree to steps acceptable to the Employer (or to any successor to Employer) to safeguard against unauthorized disclosure of the accessed information. Employee’s right of access pursuant to this Section 10.7 shall survive any termination of employment regardless of cause.
     11. Discoveries and Inventions. Employee agrees that all inventions, designs, improvements, writings, research, analysis, and discoveries made during the term of this Agreement and pertaining to the business conducted by AnchorBank shall be the exclusive property of AnchorBank, as determined solely by AnchorBank. Employee shall assist AnchorBank in obtaining patents, trademarks, service marks and/or copyrights on all such inventions, designs, improvements, writings and discoveries deemed suitable for patent, trademark, service mark, or copyright by AnchorBank, and shall execute all documents and do all things necessary to obtain letters, patents, or copyrights, vest AnchorBank with full and exclusive title thereto, and protect the same against infringements by others.
     12. Goodwill. At no time, may Employee take any action or make any statement the effect of which is intended to disparage the goodwill of the Employer or the business reputation or good name of the Employer, its officers, directors or employees, or be otherwise detrimental to the Employer.
     13. Equitable Relief/Court Jurisdiction. In the event of a breach or threatened breach of this Agreement, the non-breaching party shall be entitled to pre-judgment injunctive relief or similar equitable relief (and the breaching party shall reimburse the Bank for the costs and reasonable attorneys’ fees of procuring such an injunction or relief) restraining the breaching party from committing or continuing any such breach or threatened breach or granting specific performance of any act required to be performed, without the necessity of showing any actual damage or that money damages would not afford an adequate remedy and without the necessity of posting any bond or other security. The parties also hereby consent to the jurisdiction of the Federal courts located in the Western District of Wisconsin and the state courts located in Dane County for any proceedings under this Agreement. Nothing herein shall be construed as prohibiting either party from pursuing any other remedies at law or in equity which it may have.
     14. Successors and Assigns. The Employee may not assign this Agreement or any part thereof.
     15. Governing Law. This Agreement shall be deemed a contract made under, and for all purposes shall be construed in accordance with, the laws of the State of Wisconsin applicable to contracts to be performed entirely within such State.
     16. Entire Agreement. This Agreement contains all the understandings and representations between the parties hereto pertaining to the subject matter hereof and it supersedes all undertakings and agreements, whether oral or in writing, if there be any, previously entered into by them with respect thereto.
     17. Amendment. No modification, amendment or addition to this Agreement will be valid or enforceable unless it is in writing and signed by both parties.
     18. Waiver. Failure to insist upon the full performance of an obligation or failure to exercise rights under this Agreement shall not constitute a waiver as to future defaults or exercise of rights.

     19. Notices. All notices, demands and other communications which may or are required to be given under this Agreement must be in writing, must be given either by personal delivery or by registered or certified mail and will be deemed to have been given when personally delivered or when deposited in the mail, postage prepaid, addressed to the residence of Employee or his legal representative or to the business address of the Bank, as the case may be, or to such other addresses either party may designate by written notice to the other party.
     20. Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.
     21. Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.
     22. Counterparts. This Agreement may be executed in counterparts, both of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of this 29th day of June, 2011.

ANCHORBANK fsb
By:
Mark D. Timmerman, Secretary, General Counsel

ANCHOR BANCORP WISCONISN, INC.
By:
Mark D. Timmerman, Secretary, General Counsel

EMPLOYEE:

Chris Bauer, President, Chief Executive Officer